Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
HURRICANE KATRINA IMPACTS AIR PRODUCTS’
HYDROGEN PRODUCTION
LEHIGH VALLEY, Pa., August 31, 2005 – Air Products (NYSE:APD) today announced that extensive damage caused by Hurricane Katrina has impacted the company’s industrial gas complex in New Orleans, La.
Right now, Air Products’ primary focus is on the safety and welfare of its employees in the area. The company will continue to work with local emergency responders as the impact of Hurricane Katrina is assessed and actions are taken to recover from it.
Although the full extent of the damage to the New Orleans production facilities is unknown at this time, the company will be working to bring operations back on line safely. Restart of the plant will be largely dependent on the availability of power, utilities, communications, other infrastructure access, and the extent of the damage.
Based on initial assessments, damage from the hurricane will affect Air Products’ ability to supply customers with hydrogen from the New Orleans plant for an extended period of time. In addition, the company’s liquid hydrogen production facility at Sarnia, Canada, Ontario will be experiencing a scheduled shutdown due to a temporary suspension of its supplier’s feedgas plant. As a result, the company has declared force majeure for liquid hydrogen at these two industrial gas locations.
In these extraordinary circumstances, Air Products is actively working to assist customers with their supply needs, including obtaining product from other sources and geographies. Communications with all customers are underway.
Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $7.4 billion, operations in over 30 countries, and nearly 20,000 employees around the globe. For more information, visit www.airproducts.comm.